UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
 December 22, 2016 (December 20, 2016)

Alamo Group Inc.
(Exact name of registrant as specified in its charter)

State of Delaware (State or Other Jurisdiction of Incorporation)	0-21220 (Commission file number)	74-1621248 (I.R.S. Employer Identification No.)

1627 E Walnut
Seguin, Texas 78155
(Address of Registrant's principal executive offices, including zip code)

(830) 379-1480

(Registrant's telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Tenth Amendment of Amended and Restated Revolving Credit Agreement

On December 20, 2016, Alamo Group Inc. (the “Company”) entered into the Tenth Amendment of Amended and Restated Revolving Credit Agreement (the “Tenth Credit Agreement Amendment”), by and among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent.  The Tenth Credit Agreement Amendment amends certain provisions of the Company’s revolving line of credit and letter of credit facility (the “Credit Facility”) to, among other things:

•	extend the termination date of the Credit Facility to December 20, 2021;

•	reduce the applicable interest margin payable by the Company on specified advances;

•	relax the leverage ratio covenant;

•
add specific provisions confirming that any changes in generally accepted accounting principles following the date of the Tenth Credit Agreement Amendment would not affect the computation of any financial ratio or requirement under the Credit Facility;

•	increase the maximum authorized amount of capital expenditure;

•	increase the maximum authorized amount of capital stock repurchases;

•	increase the maximum authorized amount of other indebtedness; and

•	increase the maximum authorized consideration payable for permitted acquisitions.

The above description of the Tenth Credit Agreement Amendment is qualified in its entirety by reference to the Tenth Credit Agreement Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

10.1
Tenth Amendment of Amended and Restated Revolving Credit Agreement, dated as of December 20, 2016, by and between Alamo Group Inc., the lenders party thereto and Bank of America, N.A., as administrative agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Alamo Group Inc.
Date: December 22, 2016	By:	/s/ Edward T. Rizzuti
Edward T. Rizzuti Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1
Tenth Amendment of Amended and Restated Revolving Credit Agreement, dated as of December 20, 2016, by and between Alamo Group Inc., the lenders party thereto and Bank of America, N.A., as administrative agent